                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                        CERTIFIED GROCERS OF CALIFORNIA, LTD.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
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     2) Aggregate number of securities to which transaction applies:
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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
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     4) Date Filed:
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
                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                      STATEMENT REGARDING ADVISORY BALLOT

    The enclosed Advisory Ballot is solicited by the Nominating Committee of the Board of Directors of Certified Grocers of California, Ltd. (the "Company"). This Statement, and the enclosed Advisory Ballot and Candidates' Statements, were first mailed to shareholders on or about January 6, 1997. The address of the principal executive office of the Company is 2601 South Eastern Avenue, Los Angeles, California 90040.

                  FUNCTION AND PURPOSE OF THE ADVISORY BALLOT

    At the Company's Annual Meeting of Shareholders, presently scheduled for April 15, 1997, the 15 members of the Company's Board of Directors will be elected. Twelve directors will be elected by the holders of the Company's Class A Shares, and three directors will be elected by the holders of the Company's Class B Shares.

    In connection with the Annual Meeting, the Board of Directors will solicit proxies. However, the enclosed Advisory Ballot is not a proxy, and at this time WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

    Pursuant to the Company's Bylaws, the Board of Directors annually appoints a Nominating Committee to select the 15 persons who will be nominated by the Board of Directors for election by the shareholders to the Board of Directors. The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of the Company's Class A Shares to assist the Nominating Committee in selecting the 12 persons who will be submitted as nominees for election as directors by the holders of such shares. This Advisory Ballot is not being used by the Nominating Committee in connection with its selection of the three persons who will be submitted as nominees for election as directors by the holders of the Company's Class B Shares.

    The Advisory Ballot contains the names of 17 persons, 10 of whom are incumbent directors and two of whom have been designated as representing Northern California shareholders. THE NOMINATING COMMITTEE WILL NOMINATE FOR ELECTION THESE TWO PERSONS WHETHER OR NOT THEY ARE AMONG THE 12 PERSONS RECEIVING THE HIGHEST NUMBER OF VOTES ON THE ADVISORY BALLOT. With this exception, it is the policy of the Nominating Committee to abide by the results of the vote on the Advisory Ballot and to select as nominees for election to the Board of Directors the persons receiving the highest number of votes up to the number of persons to be nominated. However, such results are advisory only and are not binding on the Nominating Committee, and the Nominating Committee may in its discretion disregard the results, in whole or in part, in making its selection of nominees.

    The Nominating Committee will consider the recommendations of shareholders concerning persons to be included in the Advisory Ballot, and concerning persons to be nominated for election by the holders of the Company's Class B Shares. The Company's Bylaws require that a director be either an employee of the Company, a shareholder, or that the director be a member of a partnership which is a shareholder, or an employee of a corporation which is a shareholder. Persons recommended to the Nominating Committee can be considered ONLY if they satisfy these requirements. All recommendations must be in writing and must be submitted to the Nominating Committee on or before September 1 of each year. Recommendations should be submitted to the Nominating Committee at the address of the Company's principal executive office set forth above.

                 ADVISORY BALLOT VOTING RIGHTS AND SOLICITATION

    As of December 23, 1996, the Company had outstanding 47,900 Class A Shares held 100 shares each by 479 shareholders. If you were the holder of record of Class A Shares on that date, you may vote on the enclosed Advisory Ballot. Set forth below are the persons named in the Advisory Ballot, all of whom have consented to being named in the Advisory Ballot. Incumbent directors are denoted by an asterisk and persons designated as representing Northern California shareholders are denoted by the parenthetical letter "N".

Louis A. Amen*         Jay McCormack*
John Berberian*        Morrie Notrica*
John T. Fujieki        Michael A. Provenzano*
Scott Hair             Edward J. Quijada
Darioush Khaledi*      Gail Gerrard Rice
Mark Kidd* (N)         Farid (Mike) Shalabi
Yong H. Kim            James R. Stump*
Richard L. London      Kenneth Young* (N)
Willard R. MacAloney*

    In voting on the Advisory Ballot, you are entitled to cast one vote each for up to 12 of the persons named in the Advisory Ballot. While you may vote for fewer than 12 of the persons named in the Advisory Ballot, if you vote for more than 12 of the persons named, your Advisory Ballot will be invalidated. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

    The return envelope accompanying the enclosed Advisory Ballot is marked with a control number. THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. TO BE VALID, THE ADVISORY BALLOT MUST BE RECEIVED ON OR BEFORE FEBRUARY 7, 1997.

    The Company's independent accountants, Deloitte & Touche, L.L.P., will tabulate the vote on the Advisory Ballot.

    The cost of soliciting the Advisory Ballots, consisting of the preparation, printing, handling, mailing and tabulation of the Advisory Ballots, this Statement and related material, will be paid by the Company.

                             PRINCIPAL STOCKHOLDERS

    As of December 23, 1996 no person is known by the Company to own beneficially more than five percent (5%) of the outstanding Class A Shares of the Company, and the only shareholders known by the Company to own beneficially more than 5% of the outstanding Class B Shares of the Company are Cala Foods, Inc., Bay Area Warehouse Stores, Inc. and Ralphs Grocery Company, 1100 West Artesia Boulevard, Compton, California 90220 (24,702 Class B Shares or approximately 6.78% of the outstanding Class B Shares) (Cala Foods, Inc. and Bay Area Warehouse Stores, Inc. are wholly owned by Ralphs Grocery Company which is in turn wholly owned by The Yucaipa Companies, 10000 Santa Monica Boulevard, Los Angeles, California 90067); and Hughes Markets, Inc., 14005 Live Oak Avenue, Irwindale, California 91706 (22,739 Class B Shares or approximately 6.24% of the outstanding Class B Shares).

              SECURITY OWNERSHIP AND OTHER INFORMATION CONCERNING
              MANAGEMENT AND PERSONS NAMED IN THE ADVISORY BALLOT

    The following table sets forth the beneficial ownership of the Company's Class A Shares and Class B Shares, as of December 23, 1996, by each director or his affiliated company, including the directors elected by the holders of the Company's Class B Shares, by each person or his affiliated company named in the Advisory Ballot who is not a director, and by all directors and such persons as a group. No officer of the Company owns shares of any class of the Company's stock.

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  Louis A. Amen
   Super A Foods, Inc.....................    100          0.21%         9,613         2.64%
  John Berberian
    Berberian Enterprises, Inc............    100          0.21%         7,615         2.09%
  Michael A. Bonfante
    Nob Hill General Store, Inc. (1)......    100          0.21%        12,465         3.42%
  Harley J. DeLano
    Cala Foods, Inc. (1)(2)...............    100          0.21%        24,702         6.78%
  John T. Fujieki
    Star Markets..........................    100          0.21%         8,380         2.30%
  Scott Hair
    Green Frog Market.....................    100          0.21%           395         0.11%
  Lyle A. Hughes
    Yucaipa Trading Co., Inc.(3)(4)(5)....    100          0.21%           103         0.03%
  Roger K. Hughes
    Hughes Markets, Inc.(1)(4)............    100          0.21%        22,739         6.24%
  Darioush Khaledi
    K. V. Mart Co. .......................    100          0.21%        15,967         4.38%
  Mark Kidd
    Mar-Val Food Stores, Inc. ............    100          0.21%         1,950         0.53%
  Yong H. Kim
    Koamex General Wholesale, Inc.........    100          0.21%         1,508         0.41%
  Richard L. London
    Major Market, Inc. ...................    100          0.21%         1,833         0.50%
  Willard R. MacAloney
    Mac Ber, Inc..........................    100          0.21%         2,523         0.69%
  Jay McCormack
    Alamo Market(6).......................    100          0.21%           732         0.20%
  Morrie Notrica
    Joe Notrica, Inc. ....................    100          0.21%         8,945         2.45%
  Michael A. Provenzano
    Pro & Son's, Inc. ....................    100          0.21%           697         0.19%
  Edward J. Quijada
    Tresierras Brothers Corp..............    100          0.21%         2,567         0.70%
  Gail Gerrard Rice
    Gerrard's, Inc. ......................    100          0.21%         1,414         0.39%
  Allan Scharn
    Gelson's Markets(3)(7)................    100          0.21%         6,836         1.87%
  Farid (Mike) Shalabi
    R-Ranch Markets, Inc..................    100          0.21%         2,592         0.71%

                                                              SHARES OWNED
                                            ------------------------------------------------
                                               CLASS A SHARES           CLASS B SHARES
                                            --------------------   -------------------------
                  NAME AND                   NO.     % OF TOTAL        NO.       % OF TOTAL
             AFFILIATED COMPANY             SHARES   OUTSTANDING     SHARES      OUTSTANDING
  ----------------------------------------  ------   -----------   -----------   -----------
  James R. Stump
    Stump's Market, Inc. .................    100          0.21%         2,131         0.58%
  Kenneth Young
    Jack Young's Supermarkets(8)..........    100          0.21%         2,660         0.73%
                                            ------          ---    -----------        -----
                                            2,200          4.59%       138,367        37.94%
                                            ------          ---    -----------        -----
                                            ------          ---    -----------        -----

------------------------
(1) Elected by holders of Class B Shares.

(2) These shares are owned by Ralphs Grocery Company and its affiliates, Cala Foods, Inc. and Bay Area Warehouse Stores, Inc.

(3) These directors will not stand for election at the Annual Meeting.

(4) Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

(5) Mr. Lyle Hughes is also affiliated with Yucaipa Food Fair, Inc. which owns 429 Class B Shares (0.12% of the outstanding Class B Shares). Yucaipa Trading Co., Inc. and Yucaipa Food Fair, Inc. are not affiliated with The Yucaipa Companies.

(6) Mr. McCormack also is affiliated with Glen Avon Food, Inc. which owns 100 Class A Shares and 361 Class B Shares (0.10% of the outstanding Class B Shares) and Yucaipa Trading Co., Inc. which owns 100 Class A Shares and 103 Class B Shares (0.03% of the outstanding Class B Shares).

(7) These shares are owned by Arden Mayfair, Inc., the parent company of Gelson's Markets.

(8) Mr. Young also is affiliated with Bakersfield Food City, Inc. dba Young's Markets which owns 100 Class A Shares and 355 Class B Shares. (0.10% of the outstanding Class B Shares).

    The following table sets forth the present directors of the Company, including the directors elected by the holders of the Company's Class B Shares, the year such directors were first elected to the Board of Directors, those persons named in the Advisory Ballot who are not directors of the Company, and certain other information.

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/96   ELECTED               DURING LAST 5 YEARS
------------------------------  ---------  -------  ---------------------------------------------
Louis A. Amen                      67       1974    President, Super A Foods, Inc.
John Berberian                     45       1991    President, Berberian Enterprises, Inc.,
                                                     operating Jons Markets
Michael A. Bonfante (1)            55       1995    Chairman, President and CEO, Nob Hill General
                                                     Store, Inc.
Harley J. DeLano (1)               59       1995    President, Cala Foods, Inc., Division of
                                                     Ralphs Grocery Company
John T. Fujieki                    47        --     President and COO, Star Markets since 1995;
                                                     formerly Senior Vice President
Scott Hair                         41        --     Managing Director, Green Frog Market
Lyle A. Hughes (2)(3)              59       1987    General Manager, Yucaipa Trading Co., Inc.,
                                                     operating Super Penny Mart
Roger K. Hughes (1)(3)             62       1985    Chairman of the Board and Director, Hughes
                                                     Markets, Inc.
Darioush Khaledi                   50       1993    Chairman of the Board and Chief Executive
                                                     Officer, K. V. Mart Co., operating Top Valu
                                                     Markets and Valu Plus Food Warehouse

                                            YEAR
                                AGE AS OF   FIRST               PRINCIPAL OCCUPATION
             NAME               12/31/96   ELECTED               DURING LAST 5 YEARS
------------------------------  ---------  -------  ---------------------------------------------
Mark Kidd                          46       1992    President, Mar-Val Food Stores, Inc.
Yong H. Kim                        55        --     President, Koamex General Wholesale, Inc.
Richard L. London                  61        --     President and Chief Executive Officer, Major
                                                     Market, Inc.
Willard R. MacAloney               61       1981    President and Chief Executive Officer, Mac
                                                     Ber, Inc., operating Jax Market
Jay McCormack                      46       1993    Owner-Operator, Alamo Market; Co-owner, Glen
                                                     Avon Market
Morrie Notrica                     67       1988    President and Chief Operating Officer, Joe
                                                     Notrica, Inc., operating The Original 32nd
                                                     Street Market
Michael A. Provenzano              54       1986    President, Pro & Son's, Inc., operating
                                                     Southland Market; formerly President,
                                                     Carlton's Market, Inc.
Edward J. Quijada                  49        --     Executive Vice President, Tresierras Brothers
                                                     Corp.; formerly Assistant Division Manager,
                                                     Procurement & Material, TRW, Inc.
Gail Gerrard Rice                  48        --     Executive Vice President, Gerrard's, Inc.,
                                                     operating Gerrard's Cypress Center
Allan Scharn(2)                    61       1988    President, Gelson's Markets
Farid (Mike) Shalabi               36        --     President and Chief Executive Officer,
                                                     R-Ranch Markets, Inc.
James R. Stump                     58       1982    President, Stump's Market, Inc.
Kenneth Young                      52       1994    Vice President, Jack Young's Supermarkets;
                                                     Vice President, Bakersfield Food City, Inc.
                                                     dba Young's Markets

------------------------
(1)  Elected by holders of Class B Shares.

(2)  These directors will not stand for election at the Annual Meeting.

(3)  Messrs. Lyle A. Hughes and Roger K. Hughes are unrelated.

                         BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of seven meetings during the fiscal year ended August 31, 1996. Each incumbent director who was in office during such year attended more than 75% of the aggregate of the total number of meetings of the board and the total number of meetings held by those committees of the board on which he served.

    The Company has an Audit Committee which presently consists of Lyle A. Hughes, Mark Kidd and Kenneth Young, who are directors of the Company. Willard
R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of the Committee. This Committee, which met three times during the Company's last fiscal year, is primarily responsible for approving and reviewing the services performed by the Company's independent auditors, reviewing the annual results of their audit, and reviewing the Company's accounting practices and system of internal accounting controls.

    The Company has a Personnel and Executive Compensation Committee which presently consists of Louis A. Amen, Roger K. Hughes, Darioush Khaledi, Jay McCormack and James R. Stump, who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, is an ex-officio member of this Committee. This Committee, which met five times during the Company's last fiscal year, is responsible for reviewing salaries and other compensation arrangements of all officers and for making recommendations to the Board of Directors concerning such matters.

    The Company has a Nominating Committee which presently consists of Mark Kidd, Jay McCormack, Morrie Notrica and James R. Stump who are directors of the Company. Willard R. MacAloney, Chairman of the Board of Directors, and Alfred A. Plamann, President and CEO, are ex-officio members of this Committee. This Committee, which met five times during the Company's last fiscal year, is responsible for selecting nominees to be submitted by the Board of Directors to the shareholders for election to the Board of Directors.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted under the caption "Board Meetings and Committees", the Company's Personnel and Executive Compensation Committee (presently consisting of Directors Louis A. Amen, Roger K. Hughes, Darioush Khaledi, Jay McCormack, James
R. Stump, and ex-officio member and Chairman of the Board, Willard R. MacAloney) is responsible for reviewing salaries and other compensation arrangements of the officers of the Company and for making recommendations to the Board of Directors concerning such matters.

    As Chairman of the Board, Mr. MacAloney is an officer under the Bylaws of the Company, although he is not an employee and does not receive any compensation or expense reimbursement beyond that to which other directors are entitled. Mr. McCormack was employed by the Company as a senior sales representative from November 1975 to May 1986, but has not been employed by the Company since that time. The Company's President and Chief Executive Officer, Alfred A. Plamann, is a member of the Board of Directors of K.V. Mart Co., of which Committee member and director Darioush Khaledi is Chairman and Chief Executive Officer.

    The Company guarantees annual rent and certain other obligations of Mr. MacAloney as lessee under a lease of store premises located in La Puente, California. Annual rent under the lease is $62,487, and the lease term expires in April 1997. The Company also guarantees annual rent and certain other obligations of G & M Company, Inc., of which Mr. MacAloney is a shareholder, under a lease of store premises located in Santa Fe Springs, California. The initial term of the lease expires in October 2007, but may be extended for one option term expiring in October 2012. Annual rent under the lease is $100,000, increasing to $110,000 in November 1997. Thereafter, annual rent increases by $15,000 every five years during the balance of the term, including the extension term. However, the Company's guaranty is such that the Company's obligation thereunder is limited to not exceed sixty monthly payments (which need not be consecutive) of the obligations guaranteed. In consideration of its guarantees, the Company receives a monthly fee from G & M Company, Inc. equal to 5% of the base monthly rent under each lease.

    The Company has entered into a lease of store premises located in Riverside, California, which it will in turn sublease on the same terms and conditions to a corporation to be formed by Mr. MacAloney. The sublease will be for an initial term of 15 years, but may be extended for three periods of 5 years each and one period of 4 years and 11 months. Monthly rent during the initial term is $22,234, increasing to $24,457, $26,903, $29,596 and $32,561 during the extension terms. Under the sublease, the Company will also receive a monthly fee from G & M Company equal to 5% of the monthly rent.

    GCC guarantees a portion of a loan made by National Consumer Cooperative Bank ("NCCB") to K.V. Mart Co., of which director Darioush Khaledi is the President and a shareholder, and KV Property Company, of which director Darioush Khaledi is a general partner. The term of the loan is eight years, maturing January 1, 2002, and the loan bears interest at a floating rate based on the commercial loan base rate of NCCB. The loan is collateralized by certain real and personal property. The guarantee by GCC is limited to 10% of the $2.1 million principal amount of the loan. In consideration of its guarantee, GCC receives an annual fee from K.V. Mart Co. equal to approximately 5% of the guarantee amount.

    GCC guarantees a portion of a $5,000,000 revolving loan made by NCCB to K.V. Mart Co. in November 1995. The loan has an initial maturity of two years, with the outstanding balance then converting to a five year term loan. The loan bears interest at a floating rate based on the commercial loan rate of NCCB. The loan is collateralized by certain real and personal property of K.V. Mart Co. The guaranty of GCC is limited to 10% of the outstanding principal amount of the loan. Since its inception, the highest outstanding principal amount of the loan has been and is presently $785,000. In consideration of its guaranty, GCC receives an annual fee from K.V. Mart Co. equal to 5% of the guaranty amount.

    In April 1996, the Company guaranteed rent and certain other obligations of K.V. Mart Co. for a period of seven years under a lease of store premises located in Lynwood, California. Annual rent under the lease is $408,000. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.

    In April 1996, the Company guaranteed rent and certain other obligations of K.V. Mart Co. for a period of seven years under a lease of store premises under construction in Canoga Park, California. The landlord under the lease is a corporation in which a family trust established by Mr. Khaledi has an indirect interest through certain partnerships which in turn have an interest in the landlord corporation. Annual rent under the lease is $353,976. The lease term will commence upon the earlier of the opening of the store for business or 180 days after occupancy. The guarantee will become effective upon the commencement date of the lease. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart equal to 5% of the annual rent.

    The Company proposes to enter into a guaranty of rent and certain other obligations of K.V. Mart Co. under a lease of store premises in Los Angeles, California. The guaranty would be in place during the first fifteen years of the lease term, which is thirty-four years and eight months. Annual rent under the lease will be $212,664 during the first twenty months of the lease term; $332,664 during the next thirty-eight months; $382,560, $439,944, and $505,944, respectively, during the three succeeding sixty month periods; and thereafter increasing by 15% every sixty months during the balance of the term. In consideration of its guaranty, the Company will receive an annual fee from K.V. Mart Co. equal to 5% of the annual rent.

    In December 1995, GCC purchased 10% of the common stock of K.V. Mart Co. for a purchase price, based upon appraised values, of approximately $3,000,000. In connection with this purchase, K.V. Mart Co., GCC, Mr. Khaledi and the other shareholders of K.V. Mart Co. agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by the other shareholders, and rights to have its common shares included in certain registered public offerings of common stock which may be made by K.V. Mart Co. In addition, GCC has the option to require the repurchase of its shares for any reason after December 2000, and until that time has the option to require repurchase upon the occurrence of certain specified events, including a material breach of the supply agreement referred to below, changes in management or control, and noncompliance with financial ratios. After December 1999, the repurchase price is fair market value as determined by appraisal, and until that time is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return. K.V. Mart Co. has the option to repurchase GCC's shares at any time and also in the event of a change in control of GCC or the Company or a material breach by the Company under the supply agreement referred to below. In the absence of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the greater of a declining premium over fair market value or the original purchase price of the shares plus an agreed annual compounded rate of return, and after December 1999 is fair market value. In the event of a change in control or a material breach under the supply agreement, and until December 1999, the repurchase price is the lesser of a declining discount from fair market value or the original purchase price of the shares, and after December 1999 is fair market value. In connection with these transactions, K.V. Mart Co. entered into a seven year supply agreement with the Company whereunder K.V. Mart Co. is required to purchase a substantial portion of its merchandise requirements from the Company. Fiscal 1996 purchases totalled approximately $75,300,000. The supply agreement is subject to earlier termination in certain situations.

    The Company guarantees annual rent and certain other obligations of Stump's Market, Inc., of which director James R. Stump is the President and a shareholder, as leasee under a lease of store premises located in San Diego, California. Annual rent under the lease is $26,325, and the lease term expires in May 1998. The Company also guarantees annual rent and certain other obligations of Stump's Market, Inc. as lessee under a lease of store premises at a second location in San Diego, California. Annual rent under this lease is $36,075, and the lease term expires in November 1997. In consideration of these guaranties, the Company receives a fee from Stump's Market, Inc. equal to 5% of the base monthly rent under these leases.

    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.

REPORT OF PERSONNEL AND EXECUTIVE COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

    The principal components of the Company's executive compensation program consist of an annual salary, an annual cash bonus the payment of which is dependent upon the Company performance during the preceding fiscal year, and certain pension, retirement and life insurance benefits.

SALARY

    In providing for increases in officer salaries for calendar year 1996, the Committee took note of continuing process improvements and cost control efforts implemented by the officer team under the direction of the CEO. The Committee also recognized the substantial efforts made under the CEO's leadership toward restructuring of Company operations. Under the Company's newly launched comprehensive strategic initiative, labeled "C(3)" for "Certified's Commitment to Customers," an in-depth examination of Company operations, services and business practices was begun, with a focus on commitment to growth, quality, cost efficiency and superior service. These efforts resulted in the addition of significant new customer volume, pricing efficiencies which were passed on to the Company's membership, substantial savings in operating costs, improved cash flow management, and improved efficiency of internal operations. As a result, the Company recorded strong volume gains, produced major improvement in patronage dividends, and is better positioned to compete for more new business in the future.

    The Committee's procedure in approving officers' salaries, including that of the CEO, involves meeting in closed session and without the CEO or other management personnel being present. In addition to the considerations mentioned above, this process, which is subjective in nature, centers on the Committee's consideration of the CEO's evaluation of each individual officer based on the CEO's perception of their performance in accordance with individual officer responsibilities as defined by personal and organizational goals and objectives, the relative value and importance of individual officer contribution toward organizational success, relative levels of officer responsibilities and changes in the scope of officer responsibilities and officer accomplishments and contributions during the preceding fiscal year. The Committee also reviews and discusses the salary recommendations made by the CEO for each officer. These recommendations do not include any recommendation as to the CEO's salary, and the Committee sets the CEO's salary based on its assessment of his performance in light of the foregoing policies and considerations. The salaries as approved by the Committee are submitted to the Board of Directors, which made no changes in the salaries submitted for 1996.

ANNUAL BONUSES

    In recognition of the relationship between Company performance and enhancement of shareholder value, Company officers may be awarded annual cash bonuses. Bonuses are paid from a bonus pool which is created if the Company has achieved an established minimum level of net income for the preceding fiscal year. The amount of the bonus pool is calculated as a percentage of net income , with the percentage varying depending on the level of net income as a percentage of net sales. Amounts in the bonus pool are allocated among the Company's officers by the CEO, subject to the approval of the Board of Directors. The CEO does not participate in the bonus pool. However, a bonus may be awarded to the CEO in an amount determined by the Board of Directors based on its evaluation of the CEO's performance during the preceding fiscal year.

    Bonuses awarded to the CEO and the named executives are disclosed in the Summary Compensation Table.

BENEFITS

    Consistent with the objective of attracting and retaining qualified executives, the compensation program includes the provision of pension benefits to Company employees, including officers, under the Company's defined benefit pension plan, which is described in connection with the Pension Plan Table. In addition, Company employees, including officers, may defer income from their earnings through voluntary contributions to the Company's Employees' Sheltered Savings Plan adopted pursuant to Section 401(k) of the Internal Revenue Code and the Company's Employee's Excess Benefit Plan which is a nonqualified plan. In the case of those officers who elect to defer income under these plans, the Company makes additional contributions for their benefit. The amount of these additional contributions made during fiscal year 1995 for the benefit of the CEO and other named executive officers is set forth in the footnotes to the Summary Compensation Table. The Company also provides additional retirement benefits to its officers pursuant to an Executive Salary Protection II, which is described in connection with the Pension Plan Table.

    Personnel and Executive Compensation Committee Members
    Darioush Khaledi, Chairman
    Louis A. Amen
    Roger K. Hughes
    Jay McCormack
    Willard R. MacAloney
    James R. Stump

EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information respecting the compensation paid during the Company's last three fiscal years to the President and Chief Executive Officer (CEO) and to certain other executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION
                                --------------------------------------------------
                                                                        OTHER
                                FISCAL                                 ANNUAL           ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY($)(1)   BONUS($)   COMPENSATION($)   COMPENSATION($)
------------------------------  ------   ------------   --------   ---------------   ---------------
Alfred A. Plamann                1996      352,500       100,000          840            27,895(2)
 President & CEO                 1995      322,150        50,000                         24,290
                                 1994      236,827                        205            31,431
Daniel T. Bane                   1996      215,000        55,000          605            14,446(3)
 Senior Vice President & CFO     1995      200,000        20,000          195             1,231
                                 1994       21,539
Charles J. Pilliter              1996      183,000        46,500          295            14,459(4)
 Senior Vice President           1995      172,000        15,000                         13,174
                                 1994      167,577                        127            20,591
Corwin J. Karaffa (6)            1996      151,000        30,600          150             6,458(5)
 Vice President - Distribution   1995       89,231         7,000
Don W. Hawks (6)                 1996      139,500        28,200          203            10,636(7)
 Vice President - Marketing      1995       33,750         2,000                         41,017
 and Procurement

------------------------
(1) It should be noted that while the table presents salary information on a fiscal year basis, salary is determined by the Company on a calendar year basis. Thus, salary information with respect to any given fiscal year reflects salary attributable to portions of two calendar year salary periods of the Company.

(2) Consists of a $9,135 Company contribution to the Company's Employees' Sheltered Savings Plan, a $17,500 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $1,260 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(3) Consists of a $9,600 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,303 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $543 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(4) Consists of a $9,300 Company contribution to the Company's Employees' Sheltered Savings Plan, a $4,717 Company contribution to the Company's Employees' Excess Benefit Plan and Supplemental Deferred Compensation Plan, and $442 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(5) Consists of a $6,203 Company contribution to the Company's Employees' Sheltered Savings Plan, and $255 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

(6) Messrs. Karaffa and Hawks became officers of the Company in fiscal 1995.

(7) Consists of a $9,572 Company contribution to the Company's Employees' Sheltered Savings Plan, a $759 Company contribution to the Company's Employee Excess Benefit and Supplemental Deferred Compensation Plan, and $305 representing the economic benefit associated with the Company paid premium on the Executive Life Plan.

    The Company has a supplemental executive pension plan (effective January 4, 1995) which provides retirement income based on each participant's final salary and years of service with the Company. The plan, called the Company's Executive Salary Protection Plan II ("ESPP II"), provides additional post-termination retirement income based on each participant's final salary and years of service with the Company. The funding of this benefit is facilitated through the purchase of life insurance policies, the premiums of which are paid by the Company and participant contributions. The Company also has a defined benefit pension plan covering its non-union and executive employees. Benefits under the defined benefit plan are equal to credited service times the sum of 95% of earnings up to the covered compensation amount plus 1.45% of earnings in excess of the covered compensation amount. The covered compensation is based on IRS Tables.

    The following table sets forth the estimated annual benefits under the defined benefit plan and the ESPP II plan which qualifying officers with selected years of service would receive if they had retired on August 31, 1996 at the age of 65.

                               PENSION PLAN TABLE

                                                                     YEARS OF SERVICE
                                          ----------------------------------------------------------------------
REMUNERATION                               5 YEARS     10 YEARS    15 YEARS    20 YEARS    25 YEARS    33 YEARS
----------------------------------------  ----------  ----------  ----------  ----------  ----------  ----------
  $100,000..............................  $   25,984  $   51,968  $   67,952  $   68,936  $   69,920  $   71,495
  125,000...............................      32,506      65,012      85,018      86,274      87,530      89,539
  150,000...............................      39,028      78,056     102,084     103,611     105,139     107,584
  175,000...............................      45,278      90,556     115,057     119,861     121,389     123,834
  200,000...............................      51,528     103,056     115,057     125,242     135,428     140,084
  225,000...............................      57,778     104,871     115,057     125,242     135,428     151,725
  250,000...............................      64,028     104,871     115,057     125,242     135,428     151,725
  300,000...............................      76,528     104,871     115,057     125,242     135,428     151,725
  350,000...............................      89,028     104,871     115,057     125,242     135,428     151,725
  400,000...............................      94,685     104,871     115,057     125,242     135,428     151,725
  450,000...............................      94,685     104,871     115,057     125,242     135,428     151,725

    The Company's ESPP II is designed to provide a retirement benefit up to 65% of a participant's final compensation, based on a formula which considers an executive's final compensation and years of service. Remuneration under ESPP II is based upon an executive's highest annual base wage during the previous three completed years, which includes his or her annual salary as determined by the Board of Directors plus an automobile allowance with a 4% annual increase. The benefit is subject to an offset of the annual benefit which would be received from the defined benefit plan, calculated as a single life annuity at age sixty-two. To qualify for participation in the benefit, the executive must complete three years of service as an officer elected by the Board of Directors of the Company. Executives will vest at a rate of 5% per year with all years of continuous service credited. The ESPP II maximum annual benefit upon retirement for calendar 1996 shall not exceed $84,800 and will be paid over a 15-year certain benefit. The benefit will increase annually thereafter at the rate of 6%. Lesser amounts are payable if the executive retires before age sixty-five. The maximum annual amount payable by years of service is reflected within the table at the compensation level of $450,000. As of August 31, 1996, credited years of service for named officers are: Mr. Plamann, 7 years; Mr. Bane, 2 years; Mr. Pilliter, 20 years; Mr. Karaffa, 1 year; and Mr. Hawks, 12 years.

EXECUTIVE EMPLOYMENT AND TERMINATION AGREEMENT

    The Company is a party to an employment contract with Alfred A. Plamann, the Company's President and Chief Executive Officer. The contract has a three year term, presently expiring in February 1999, but provides for annual extensions to the contract if there is mutual agreement. Under the contract, Mr. Plamann serves as the Company's President and Chief Executive Officer and receives a base salary, currently $365,000, subject to annual review and upward adjustment at the discretion of the Board of Directors. Mr. Plamann is also eligible for annual bonuses at the discretion of the Board of Directors based upon a review of his performance. The exact formula for future bonuses has not yet been determined and will be added as an amendment to the contract at a later date. Additionally, Mr. Plamann will receive employee benefits such as life insurance and Company pension and retirement contributions.

    The contract is terminable at any time by the Company, with or without cause, and will also terminate upon Mr. Plamann's resignation, death or disability. Except where termination is for cause or is due to Mr. Plamann's resignation, death or disability, the contract provides that Mr. Plamann will be entitled to receive his highest base salary during the previous three years, plus an annual bonus equal to the average of the most recent three annual bonus payments, throughout the balance of the term of the agreement. Mr. Plamann would also continue to receive employee benefits such as life insurance and Company pension and retirement contributions throughout the balance of the term of the agreement.

DIRECTOR COMPENSATION

    Each director receives a fee of $500 for each regular board meeting attended, $200 for each committee meeting attended and $200 for attendance at each board meeting of a subsidiary of the Company on which the director serves. Prior to April 3, 1996, directors received $300 for each regular board meeting, $100 for each committee meeting, and $100 for each board meeting of a subsidiary of the Company. In addition, directors are reimbursed for Company related expenses.

CUMULATIVE TOTAL SHAREHOLDER RETURN

    The following graph sets forth the five year cumulative total shareholder return on the Company's common stock as compared to the cumulative total return for the same period of the S&P 500 Index and Peer Issuers consisting of Spartan Stores, Inc. and Roundy's, Inc. Like the Company, Spartan Stores and Roundy's are retailer-owned wholesale grocery distributors. While Spartan Stores pays a dividend on its stock, the Company and Roundy's do not. The shares of the Company and the Peer Issuers are not traded on any exchange and there is no established public market for such shares. The price of the Company's shares during each of its fiscal years is the book value of such shares as of the end of the prior fiscal year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
              AMONG THE COMPANY, S&P 500 INDEX AND PEER ISSUERS**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             COMPANY      S&P 500     PEER ISSUERS
1991                100        100               100
1992               95.1      104.7             105.6
1993               95.7      117.2             112.3
1994               95.5      120.2               120
1995               97.1      142.1             130.2
1996               98.3      164.9               122

Assumes $100 invested on August 30, 1991 in Company common stock, S&P 500 Index and Peer Issuers common stock

 * Total return assumes reinvestment of dividends

** Fiscal years ended August 29, 1992, August 28, 1993, September 3, 1994, September 2,
   1995 and August 31, 1996

                    TRANSACTIONS WITH MANAGEMENT AND PERSONS
                          NAMED IN THE ADVISORY BALLOT

    All directors of the Company and all persons named in the Advisory Ballot who are not directors (or the firms with which such directors and persons are affiliated) purchase groceries, related products and store equipment from the Company or its subsidiaries in the ordinary course of business at prices and on terms available to patrons generally. Except for Ralphs Grocery Company, which with its affiliated companies accounted for approximately 5.5% of consolidated sales, during the fiscal year ended August 31, 1996, no director of the Company or person named in the Advisory Ballot who is not a director (nor the firms with which such directors and persons are affiliated) accounted for in excess of 5% of the Company's consolidated sales.

    In September 1992, the Company guaranteed the obligations of Mar-Val Food Stores, Inc., of which director Mark Kidd is the President and a shareholder, under a lease of market premises located in Valley Springs, California. The guarantee is of the obligations of Mar-Val Food Stores, Inc. to pay base rent, common area costs, real estate taxes and insurance during the initial fifteen year term of the lease. Base rent under the lease is $10,080 per month. The Company's total obligation under the guarantee, however, is limited to the sum of $736,800. In consideration of its guarantee, the Company receives a monthly fee from Mar-Val Food Store, Inc. equal to 5% of the base monthly rent under the lease.

    The Company leases its produce warehouse to Joe Notrica, Inc., of which director Morrie Notrica is the President and a shareholder. The lease is for a term of five years expiring in November 1998 and contains an option to extend for an additional five year period. Monthly rent during the initial term is $24,000. If the option to extend is exercised, rent during the option period will be the lesser of fair rental value or the monthly rent during the initial term as adjusted to reflect the change in the Customer Price Index during the initial term.

    Cala Foods, Inc. (a patron affiliated with Ralphs Grocery Company) acquired the stock of Bell Markets, Inc. in June 1989. In connection with the acquisition, the Company guaranteed the lease obligations of Bell Markets, Inc. during a 20-year period under a lease relating to two retail grocery stores located in San Francisco, California. Annual rent under the lease is $327,019.

    Grocers General Merchandise Company ("GM"), a subsidiary, and Food 4 Less GM, Inc. ("F4LGM"), an indirect subsidiary of Food 4 Less Supermarkets, Inc., are parties to a joint venture agreement. Under the agreement, GM and F4LGM are partners in a joint venture partnership known as Golden Alliance Distribution ("GAD"). The partnership was formed for the purpose of providing for the shared use of the Company's general merchandise warehouse located in Fresno, California, and each of the partners has entered into a supply agreement with GAD providing for the purchase of general merchandise products from GAD. The Company is currently in discussions with Ralphs regarding the future of the GAD partnership.

    The Company guarantees certain obligations under a sublease of market premises located in Pasadena, California, and under which Berberian Enterprises, Inc., of which Director John Berberian is the President and a shareholder, is the sublessor. The guaranty is of the obligations of the sublessee to pay minimum rent, common area costs, real estate taxes and insurance during the first seven years of the term of the sublease, which commenced in September 1995. Minimum rent under the sublease is $10,000 per month. In consideration of its guaranty, the Company receives a monthly fee from the sublessee equal to 5% of the monthly amounts guaranteed.

    The Company proposes to lease store locations in Arvin and Delano, California, which it will in turn sublease on the same rental terms to a corporation to be formed by director Michael A. Provenzano. The subleases will have twenty year terms. Annual rent under the Arvin lease will be $165,088 during the first ten years and $166,448 during the balance of the term. Annual rent under the Delano lease will be $183,334 during the first ten years and $174,080 during the balance of the term. In addition, under each of these subleases, the Company will receive an annual fee equal to 5% of the annual rent.

    In fiscal 1993, GCC acquired one hundred fifty (150) shares of preferred stock and three hundred thousand (300,000) shares of common stock of Major Market, Inc. ("MMI"), of which nominee Richard L. London is the President and a shareholder, for a price of approximately $1.5 million. In December 1994, GCC finalized an agreement with MMI whereunder MMI repurchased all of the preferred stock and two hundred eighty-two thousand six hundred (282,600) shares of the common stock for a price of $2.7 million, of which $2,580,000 is represented by a seven-year promissory note from MMI to GCC. The promissory note bears interest at prime plus two percent, adjusted quarterly, and is secured by the assets of MMI. As additional security, GCC received a guarantee from Mr. London and a pledge of his shares in MMI. In connection with this repurchase, Mr. London, MMI, GCC and certain other shareholders of MMI agreed that GCC will have certain preemptive rights to acquire additional common shares, rights to have its common shares included proportionately in any transfer of common shares by Mr. London, and rights to have its common shares included in certain registered public offerings of common stock which may be made by MMI. In addition, GCC will have certain rights, at its option, to require that MMI repurchase GCC's shares, and MMI will have certain rights, at its option, to repurchase GCC's shares. In connection with these transactions, MMI entered into a seven-year supply agreement with the Company (to replace an existing supply agreement) whereunder MMI is required to purchase a substantial portion of its merchandise requirements from the Company. The supply agreement is subject to earlier termination in certain situations.

    In fiscal 1995, the Company leased certain market premises constructed and located in Los Angeles, California, and which the Company subleases to Hafsa Corporation, of which nominee Farid (Mike) Shalabi is the President and a shareholder. The term of the lease is fifteen years, with three five-year options and one four year and eleven month option to extend. The premises contain approximately 20,500 square feet. Base rent during the initial term will be $9.00 per square foot, increasing by 15% during the first option period and 5% during each of the three remaining option periods. In addition, during the initial term there is additional rent of $1.75 per square foot for amortization of leasehold improvements. In connection with its sublease of the premises, the Company will receive monthly an additional rent equal to 5% of the base monthly rent.

    In June 1993, Grocers Specialty Company ("GSC"), a subsidiary, sold a former cash and carry location in Los Angeles, California, to a group of purchasers, including a trust of which Mr. Shalabi is a trustee. The total purchase price was approximately $495,000, of which approximately $300,000 was paid by means of a ten year promissory note bearing annual interest at 9 1/2%. The note is secured by a deed of trust on the location. The balance presently outstanding under the note is approximately $240,000. In September 1994, GSC also sold a former cash and carry location in Los Angeles, California, to a group of purchasers, including a trust of which Mr. Shalabi is a trustee. The total purchase price was $550,000, of which $440,000 was paid by means of a seven year promissory note bearing annual interest at 8%. The note is secured by a deed of trust on the location. The balance presently outstanding under the note is approximately $327,000.

    Since the Company's retail and financial assistance programs are only available to persons and entities which are patrons of the Company, it is not possible to assess whether the foregoing transactions are less favorable to the Company than similar transactions with unrelated third parties. However, management believes that each such transaction is on terms no more favorable to the patron than those which would be available to other similar patrons.

    On February 1, 1995, GCC made a loan of $69,000 to Corwin J. Karaffa, the Company's Vice President-Distribution. The loan was for the purpose of assisting Mr. Karraffa in acquiring a home in connection with his becoming employed by the Company. The loan bears interest at 8% per annum and is secured by a second deed of trust on the home. The loan has a term of eight years, with interest only payable during the first five years.

    Certain other transactions involving other directors of the Company are described beginning at page 6 under the caption "Compensation Committee Interlocks and Insider Participation."

              SHAREHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

    Under the present rules of the Securities and Exchange Commission (the "Commission"), and in view of the presently anticipated date of the Company's Proxy Statement for this year's Annual Meeting of Shareholders, the deadline for shareholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for next year's Annual Meeting of Shareholders is expected to be December 4, 1997. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Commission. Such proposals should be submitted to the Corporate Secretary of the Company at the address of the Company's principal executive office shown on the first page of this Statement.

                                          BY ORDER OF THE NOMINATING
                                          COMMITTEE OF THE BOARD OF
                                          DIRECTORS
Dated: January 6, 1997

                                          ROBERT M. LING, JR., CORPORATE
                                          SECRETARY

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K TO THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED AUGUST 31, 1996, EXCLUDING EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO THE CORPORATE SECRETARY OF THE COMPANY AT THE ADDRESS OF THE COMPANY'S PRINCIPAL EXECUTIVE OFFICE SHOWN ON THE FIRST PAGE OF THIS STATEMENT.

                                ADVISORY BALLOT
                   Mark up to 12 names, but not more than 12.

The parenthetical letter "N" designates representatives for Northern California shareholders.

 / /     Louis A. Amen
         (Incumbent)

 / /     John Berberian
         (Incumbent)

 / /     John T. Fujieki

 / /     Scott Hair

 / /     Darioush Khaledi
         (Incumbent)

 / /     Mark Kidd (N)
         (Incumbent)

 / /     Yong H. Kim

 / /     Richard L. London

 / /     Willard "Bill" MacAloney
         (Incumbent)

 / /     Jay McCormack
         (Incumbent)

 / /     Morrie Notrica
         (Incumbent)

 / /     Michael A. Provenzano
         (Incumbent)

 / /     Edward J. Quijada

 / /     Gail Gerrard Rice

 / /     Farid (Mike) Shalabi

 / /     Jim Stump
         (Incumbent)

 / /     Kenneth Young (N)
         (Incumbent)

                                   IMPORTANT!

 This ballot is not a proxy. At this time we are not asking you for a proxy, and request that you not send us a proxy.

 This ballot is not valid unless returned in the envelope provided. It must be received by February 7, 1997.

                     CERTIFIED GROCERS OF CALIFORNIA, LTD.

                                  CERTIFIED
                    CERTIFIED GROCERS OF CALIFORNIA, LTD.

                           CANDIDATES' STATEMENTS
                            1997 ADVISORY BALLOT

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   LOUIS A. AMEN
              (INCUMBENT)
              SUPER A FOODS, INC.
              LOS ANGELES & ORANGE COUNTIES

    For the past 22 years, Mr. Amen has served on the board of directors of Certified Grocers and is a past chairman of the board. Currently, Mr. Amen is a member of the Administrative, Personnel and Executive Compensation and
Credit Committees.   In addition, Mr. Amen is chairman of Grocers and
Merchants Insurance Service and Springfield Insurance Company, two subsidiaries of Certified, and is a director serving on the board for Grocers Specialty Company and Springfield Insurance Company, Ltd., also subsidiaries of Certified Grocers. Mr. Amen is a director and past chairman of California Grocers Association.

    Mr. Amen is the owner-operator of Super A Foods with 10 stores. He has been actively involved in the food industry for over 53 years and a Certified member of 44 years.

    [PHOTO]   JOHN BERBERIAN
              (INCUMBENT)
              BERBERIAN ENTERPRISES, INC.
              DBA
              JONS MARKETS
              LOS ANGELES

    Mr. Berberian is currently a member of Certified's Board of Directors where he serves on the Retail Development Committee. Mr. Berberian also serves as a member of the board of Grocers Specialty Company, Grocers General Merchandise Company and Grocers Equipment Company, three of Certified's subsidiaries.

    Mr. Berberian is the owner and president of Jons Markets which operates 11 successful independent stores. Because it is a family-owned chain, Mr. Berberian has acquired experience in all phases of retail operation.

    Since 1977 when he opened his first store, Mr. Berberian has been an active member of Certified and has worked closely with them. As Jons Markets grew to 11 stores in a relatively short time, Mr. Berberian has learned how valuable Certified is to its members and is sensitive to the many problems facing independents today.

    Mr. Berberian believes that his past experience as a Certified board member will enable him to make a positive contribution to the Certified membership.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   JOHN T. FUJIEKI
              STAR MARKETS, LTD.
              HONOLULU, HAWAII

    Being so far away from major suppliers and surrounded by the Pacific Ocean, Mr. Fujieki believes Star Markets has had to devise many creative approaches to their business strategies.

    It is Mr. Fujieki's belief that retailers in Hawaii have had to re-think nearly everything they do because of increased competition from large national discount chains. He also believes they have had to constantly evaluate and re-evaluate their operations to maintain a competitiveness in their marketplace. Mr Fujieki feels strongly that shipping and lead time, systems technology and ECR are major components in their business processes, and that these processes are integrally connected to all of their creative strategies.

    By being part of Certified's distinguished governing body, Mr. Fujieki hopes to bring fresh perspectives to the board to ensure equitable and competitive services and resources to all members.

    Star Markets is honored to be part of the Certified Grocers family. Mr. Fujieki believes it would be a privilege and a personal accomplishment to serve on Certified's Board of Directors.


    [PHOTO]   SCOTT HAIR
              GREEN FROG MARKET
              BAKERSFIELD

    Mr. Hair has operated Green Frog Market, a second generation family store, since its founder's death in 1988. He is a graduate of Cal State Bakersfield, where he majored in biology. He has successfully administered over the succession of a family business from the founding generation to it's second generation owners.

    Mr. Hair is a past president and current director of the Kern County Independent Grocers Association, and has chaired the local AFL-CIO roundtable for labor and management. Mr. Hair currently serves as chairman of the Business Retention Committee of the Kern County Council on Competitiveness, and is a director of the Cal State Bakersfield Roadrunner Club.

    Mr. Hair believes the current board of Certified has done a good job of directing the reorganization of Certified Grocers. He feels Certified needs to further develop the C3 partnership program for smaller volume stores, and encourages management in their pursuit of resolving smaller store issues.
Mr. Hair thinks the technological advan cement of the company and its members is the best remedy for the loss of sales support to the independents.

    Mr. Hair welcomes your support of his candidacy, and for any questions or comments you may have, please call him at 805-322-8420.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   DARIOUSH KHALEDI
              (INCUMBENT)
              K.V. MART CO.
              DBA
              TOP VALU MARKETS &
              VALU PLUS FOOD WAREHOUSES

    Mr. Khaledi, chairman and chief executive officer of K.V. Mart Co., opened the first Top Valu Market in Torrance in 1977, and has been a member of Certified Grocers from that time forward. Mr. Khaledi now operates 11 Top Valu Markets and 7 Valu Plus Warehouse Markets.

    Mr. Khaledi was elected to the board for a fifth time last year, and plays a major role in the re-engineering of Certified Grocers. He is the 2nd vice chairman, chairman of Grocers Capital Company and the Personnel and Executive Compensation Committee, and an active member of the Administrative, Finance and Retail Development Committees, as well as a director of Grocers Equipment Company and Grocers Specialty Company.

    Mr. Khaledi was honored five times by the Progressive Grocers Magazine, and serves on the board of directors for the Food Marketing Institute, California Grocers Association, and the Food Industry Insurance Association. In October 1996, he was installed as the Chairman of the Board of Directors of the California Grocers Association, for the 1996-97 term. Mr. Khaledi maintains a high visibility in the industry and is very involved in industry issues, at the local, state and national levels.

    Mr. Khaledi graduated with a Masters Degree in Civil Engineering from Tehran Polytechnic in 1968. He also graduated from the University of Southern California's Effective Management Program in 1981 and the Cornell University Food Executive Program in July 1995. In July 1996, Mr. Khaledi won the National Entrepreneur of the Year Award in the Retail/Wholesale Distribution Division.

    [PHOTO]   MARK KIDD
              (INCUMBENT)
              MAR-VAL FOOD STORES, INC.
              CENTRAL VALLEY

    Mr. Kidd is the owner and president of Mar-Val Food Stores, a family-run company in the Central Valley.

    Mr. Kidd is presently a director on the Certified Board and serves as a member of the Audit, Finance, Nominating and Retail Development Committees. He is the chairman of Grocers Equipment Company and a director of Grocers and Merchants Insurance Service and Springfield Insurance Company. He is actively involved in all aspects of the grocery industry. Mr. Kidd has been involved in the grocery business for 29 years, beginning in his high school years. He then went on to graduate from Bringham Young University and returned to California to begin to build onto the company business.

    Mr. Kidd has served on the board of directors of Northern California Grocers Association, becoming chairman in 1984. He has served on the board of directors of California Grocers Association, and has served on the board of directors of National Grocers Association. He is active in his community and church affairs. Mr. Kidd feels that in dependent grocers need to work together in combating the competition of the major chains.

    Mr. Kidd welcomes your ideas and asks for your support.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   YONG H. KIM
              KOAMEX GENERAL WHOLESALE, INC.
              INDUSTRY

    As president of Koamex, Inc., Mr. Kim has been involved in the grocery industry for over 18 years, ten of which have been spent as a member of Certified Grocers.

    During Mr. Kim's term, Koamex has expanded from a single store operation of 40,000 square feet to one of nine locations consisting of over 400,000 square feet.

    The growth of Koamex has been successful due to the fact that they were able to identify their market needs within the community.

    It is this ability that Mr. Kim hopes to bring with him to the Certified Grocers Board of Directors, if elected. It is his belief that there are tremendous opportunities both at home and abroad. In addition, one of Mr. Kim's immediate goals would be to entice non-member grocers into doing business with Certified. A second goal, if elec ted, would be to get more involved with the export division and explore possibilities in the Far East.

    In closing, Mr. Kim believes that his experience in the grocery industry and with Certified Grocers makes him an ideal candidate for appointment to the board of directors.

    [PHOTO]   RICHARD L. LONDON
              MAJOR MARKET, INC.
              ESCONDIDO

    As president and chief executive officer of Major Market, Mr. London put together an aggressive, talented team and started the highly successful company eight years ago in North San Diego County. Currently they have two high volume stores, one in Fallbrook and the other in Escondido. Extensive expansion plans are scheduled concentrating on North San Diego County. The Escondido store was designed by Mr. London and features a full service french bakery, food service "court" complete with Chinese and Mexican kitchens and a barbecue mesquite grill. The store is very unique in concept and design from the fresh fruits and vegetables to the fresh service seafood and butcher shop.

    Beginning his grocery career with Vons Companies in 1952, Mr. London progressed through the ranks to senior vice president in 1983; third in command of approximately 180 stores. He served on the board of directors and the executive, real estate and store planning committees while at Vons. He currently serves on the board of directors for Major Market.

    Mr. London was recently elected to serve on the board of directors for California Grocers Association.

    As Certified moves further into the challenging 90's, Mr. London's commitment to excellence and innovative contributions will be an invaluable asset to the entire Certified organization.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   WILLARD "BILL" MacALONEY
              (INCUMBENT)
              MAC BER, INC.
              DBA
              JAX MARKETS
              LOS ANGELES & ORANGE COUNTIES

    Mr. MacAloney is the current chairman of the board for Certified and, as chairman, he is an ex-officio member of all board committees and ex-officio director of all Certified subsidiaries. He participates in all Certified programs. Mr. MacAloney is also the first member of Certified to convert one of his markets into an Apple Market, whic h is Certified's banner store program.

    In addition to his Certified responsibilities and the operation of his four successful Jax Markets, Mr. MacAloney is vice chairman of the Food Marketing Institute (FMI) of Washington, D.C., and a board member of the California Grocers Association (CGA) and Western Association of Food Chains
(WAFC).

    Mr. MacAloney believes the board of directors should be the driving force in establishing Certified's future for the success of the independents. A strong co-op is fundamental to the survival of independent grocers in our changing marketplace. Mr. MacAloney is accustomed to getting results even through the most difficult times; he feels that this is the time to have board members who can do the same.

    [PHOTO]   JAY McCORMACK
              (INCUMBENT)
              ALAMO MARKET, 29 PALMS
              GLEN AVON MARKET, GLEN AVON

    Mr. McCormack has been the owner-operator of the Alamo Market since 1986, and is co-owner of Glen Avon Market which opened in 1993. He worked for Certified Grocers from 1975 to 1986, acquiring a working knowledge of the co-op and its members.

    Mr. McCormack has served you on Certified's Board since July 1992, and is the 1st vice chairman. Mr. McCormack chairs the Retail Development and Finance Committees, and serves on the Administrative, Personnel and Executive Compensation and Nominating Committees. Mr. McCormack is a director of Grocers Capital Company and Grocers Equipment Company, two subsidiaries of Certified.

    Mr. McCormack believes the board is ultimately responsible for the successful operation of Certified Grocers. He believes the company should focus on four major objectives:

1. Control and reduce Certified's gross margin, which translates into the retailers cost of goods;
2. Control and reduce Certified's expenses as a percentage of sales;
3. Increase volume through Retail Development; and
4. Provide a satisfactory patronage dividend return to members.

    Mr. McCormack welcomes the opportunity to serve you. Please call him with comments or concerns at 619-367-7216.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   MORRIE NOTRICA
              (INCUMBENT)
              JOE NOTRICA, INC.
              DBA
              THE ORIGINAL 32ND STREET MARKET
              LOS ANGELES

    Mr. Notrica is president and sole operating officer of one of the largest independent markets in Los Angeles. Under his direction, The Original 32nd Street Market has expanded from 1,800 to 50,000 square feet and is still growing. In addition, he has opened four additional stores.

    In his more than 45 years in the food industry, Mr. Notrica has been active in every phase of the business from the buying of produce and other department commodities, to the complex areas of accounting, payroll and other corporate functions. Mr. Notrica is an innovator whose 16 checkstand scanning registers have attracted interest from r etailers as far away as New Zealand, Japan and Finland.

    Mr. Notrica has received resolutions from the Los Angeles City Council and the California State Assembly for his civic affairs activity. He has also received the Progressive Grocers Merchandising Award for 1985-1986 and the Mexican American Grocers Association Retailer of the Year Award for 1987. A member of the Certified Board of Dire ctors, he serves as chairman of the Nominating Committee, and is a member of the Credit, Finance and Retail Development Committees, and the boards of Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company and the Springfield Insurance Companies. He is also a director of California Grocers Associati on, and serves on the board of directors for the Mexican American Grocers Association. He believes that the retail food industry is a "people business" and he's involved.

    [PHOTO]   MICHAEL A. PROVENZANO
              (INCUMBENT)
              PRO & SON'S, INC.
              DBA
              SOUTHLAND MARKET
              ONTARIO

    Mr. Provenzano has worked for 38 years in the grocery industry. He is a graduate of Cal Poly Pomona, where he majored in business. He received a food industry scholarship to USC, and was nominated to the roster of Outstanding Young Men of America.

    Mr. Provenzano serves on the Retail Development Committee, and is a director for Grocers and Merchants Insurance Service, Grocers General Merchandise Company, Grocers Specialty Company, and the Springfield Insurance Companies, five of Certified's subsidiaries. He is past chairman of the California Grocers Association and again selected to serve as director on that board. Representing the independents, Mr. Provenzano serves as a committee member to the Food Marketing Institute (FMI).

    Mr. Provenzano purchased Southland Market in 1979. In 1987 it was voted as one of the top independents across the United States.

    As an independent, he recognizes the needs of retail operators in our changing marketplace and will offer his best efforts to represent you on the board. He welcomes your questions. You may call him at 909-984-8711.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   EDWARD J. QUIJADA
              TRESIERRAS BROTHERS CORPORATION
              SAN FERNANDO AND SANTA CLARITA VALLEYS

    Mr. Quijada is the executive vice president of Tresierras Bros. Corporation, a family-owned business serving the communities surrounding its four supermarkets and bakery for over 52 years.

    Mr. Quijada has over 24 years of management experience including 16 years with TRW Inc. Space and Defense, a high technology firm, in Redondo Beach. While at TRW he held management positions of increasing responsibility, culminating with a position as assistant division manager of procurement and material. He is currently a Supply Corps Captain (06) in the United States Naval Reserve with over 25 years of service. He is the Commanding Officer of a 40 person Naval Reserve unit in San Diego whose mission is to provide Logistics support to the Navy's aircraft carrier and amphibious ready battlegroups.

    Mr. Quijada has served on the board of directors of Valley Pride Development Corporation, Loyola Marymount University's Mexican-American Alumni Association and TRW's Career Opportunities for Youth, Inc. He holds a Bachelors and Masters Degree in Business Administration from Loyola Marymount University.

    This experience and education, plus his active role in all aspects of the management of his company, offer a unique and fresh perspective to the problems and concerns of independent operators. Mr. Quijada brings honesty, integrity, professionalism, vision and commitment to growth to the Certified Board of Directors.

    [PHOTO]   GAIL GERRARD RICE
              GERRARDS MARKETS, INC.
              REDLANDS, SAN BERNARDINO COUNTY

    Gail Gerrard Rice is co-owner and executive vice-president of Gerrards Markets in Redlands, a family-owned business with 65 years of successful operation. She joined the business in 1974 and has been involved in all aspects of store management since.

    Ms. Rice served as president of the Redlands Chamber of Commerce from 1992 to 1994, was named Business Woman of the Year in 1993 by the Redlands Chapter of ABWA and was a 1995 honoree of the University of Redlands Town and Gown for contributions to the business community. She is a graduate of Chapman College (now Chapman University) in Orange.

    Ms. Rice's two stores have supported Certified Grocers throughout the years in all departments. She understands that the future of the independent operator in California is tied to the success of Certified and that the core value of a cooperative wholesaler is to provide product at the lowest possible cost to keep its members competitive. Additionally, Certified must continue with its aggressive support of independent stores by offering the latest in technology, such as the new inter-active order system now in use.

    As a potential board member, she believes that Certified is the only viable alternative for the independent operator today and that Certified's strength must be enhanced through results-oriented management.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   FARID "MIKE" SHALABI
              R RANCH MARKETS, INC.
              LOS ANGELES  AND ORANGE COUNTY

    Mr. Shalabi is the president and chief executive officer of the R-Ranch Market Corporate Group, one of the fastest growing, quality-oriented grocery organizations in Southern California, which specializes in inner-city locations. Mr. Shalabi's philosophy as an executive is to treat friends, employees and associates as he does his family, and channel all his considerable energies, talents and abilities towards making this a better world for them to prosper in. Mr. Shalabi believes that Certified Grocers ranks in the highest levels of these considerations, and has been an active and productive member of Certified for many years. He is asking for your vote to appoint him as a mem ber of the board of directors of Certified Grocers.

    Mr. Shalabi would like to implement creative and aggressive programs that will enhance the bottom line of Certified and believes there are many opportunities to bring in higher gross and higher velocity product lines and creative programs that will help the members of Certified to better their stores and increase their sales. He pledges to apply his skills, unlimited enthusiasm and business expertise to enhance and further interests within the community. If elected to the board, Mr. Shalabi promises to represent the members with fairness, honesty and boundless concern.

    [PHOTO]   JAMES R. STUMP
              (INCUMBENT)
              STUMP'S MARKET, INC.
              SAN DIEGO

    Currently, Mr. Stump is a member of Certified's Board of Directors and serves on the Administrative, Personnel and Executive Compensation, Nominating and Retail Development Committees. He is also a member of the board for Grocers Capital Company, Grocers and Merchants Insurance Service, Grocers Equipment Company and the Springfield Insurance Companies, five of Certified's subsidiaries.

    Mr. Stump has worked in the grocery industry for 42 years, 22 of them with a chain operation where he rose to the post of district manager responsible for 22 stores. He has spent the past 20 years developing and operating his own stores. He is president of Stump's Market, Inc., San Diego.

    Mr. Stump believes because of his experience in both chain store and single-store operations he can relate to the problems and opportunities of each. He feels strongly that areas as large as San Diego and Imperial Counties should have representation on the board.

CANDIDATES' STATEMENTS
-------------------------------------------------------------------------------

    [PHOTO]   KENNETH YOUNG
              (Incumbent)
              JACK YOUNG'S SUPERMARKETS
              DBA
              YOUNG'S MARKETS
              VISALIA

    Mr. Young is vice president and a stockholder of Young's Markets, a family-run company that has been a member of Certified Grocers since 1950 (46 years). Young's Markets operates five supermarkets and one convenience store located in Visalia and Bakersfield. Mr. Young has been involved in food retailing since 1960. Mr. Young is experienced in all phases of the business including operations, purchasing, advertising, personnel, accounting, data processing and real estate.

    Mr. Young holds a Masters Degree in Accounting from UCLA and a B.S. Degree from USC's Food Distribution Program (1967-1968). Mr. Young is a supporter of Future Business Leaders of America in high school and is now a professional member of FBLA. Mr. Young is married and has a son and a daughter (twins) both 19 years old.

    Mr. Young currently serves as a member of Certified's Board of Directors and is the chairman of the Audit Committee and Grocers Specialty Company, a subsidiary of Certified.

    Mr. Young feels that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators and vice-versa. The wholesaler must provide products and services at competitive prices. Independent operators must support their wholesaler to maintain or increase the wholesaler's sales volume so that the wholesaler can operate more efficiently. A co-op must be run like any other business, it must be run efficiently as possible to produce profits for its members.

CERTIFIED
CERTIFIED GROCERS OF CALIFORNIA LTD.
-------------------------------------------------------------------------------

January 6, 1997

         RE: ELECTION OF DIRECTORS'

Dear Certified Shareholder:

A Nominating Committee has been appointed by the Board of Directors of Certified Grocers of California, Ltd., to select nominees for election as Directors for the 1997 Board of Directors.

The enclosed Advisory Ballot is being solicited by the Nominating Committee from the holders of Certified's Class A shares. This is being done to assist the Nominating Committee in selecting the 12 persons who will be nominated by the Board of Directors for election by the holders of the Class A shares. In selecting candidates for the Advisory Ballot, the Nominating Committee has reviewed names suggested by shareholders, as well as those provided by Certified's management. The individuals appearing on the Advisory Ballot have been contacted to determine their willingness to have their names placed on the Advisory Ballot and each has consented.

The Nominating Committee and the Board of Directors took action in 1992 to ensure that there will be Class A representation of Northern California shareholders among those nominated for election to the Board of Directors. Accordingly, the Nominating Committee will place in nomination for election to the Board of Directors a minimum of two (2) names from the candidates representing Northern California on the Advisory Ballot.

We are also enclosing an information statement regarding the Advisory Ballot as well as individual statements by each of the persons named in the Advisory Ballot. You should carefully review these materials before voting on the Advisory Ballot.

The Advisory Ballot contains the names of 17 persons, 10 of whom are incumbent Directors. In addition, 2 persons represent Northern California, both of whom are incumbents. As the holder of Class A shares of Certified, you are entitled to vote for up to 12 names on the Advisory Ballot -- one vote for each name selected. While you may vote for fewer than 12 persons named in the Advisory Ballot, your Advisory Ballot will be invalidated if you vote for more than 12 of the named persons. In addition, if you cast more than one vote for any person named in the Advisory Ballot, only one vote will be counted for that person and the additional votes will be disregarded.

Deloitte & Touche, L.L.P. and independent outside auditing firm, will tally the votes.

To assure accuracy and accountability, Deloitte & Touche, L.L.P. has requested that the control number appearing on the enclosed return envelope not be removed.

Certified Shareholder
January 6, 1997
Page Two

THE ADVISORY BALLOT WILL NOT BE VALID UNLESS IT IS RETURNED IN THE ENVELOPE PROVIDED AND THE CONTROL NUMBER IS LEGIBLE. IN THE EVENT THAT YOU ABSOLUTELY CAN NOT FIND THE RETURN ENVELOPE, WE ASK THAT YOU NOTIFY MARY KAY DELGADO AT
(213) 723-7476, EXT. 4640.

The Advisory Ballot is your opportunity to express your choice for nominees for election as Directors by the holders of Class A shares. YOUR VOTE IS VERY IMPORTANT and we urge you to please vote your preference and return your Advisory Ballot so it is received by Deloitte & Touche, L.L.P. on or before February 7, 1997.

THE NOMINATING COMMITTEE

Morrie Notrica, Chairman
Mark Kidd
Jay McCormack
Jim Stump
Bill MacAloney (Ex-Officio Member)
Alfred A. Plamann (Ex-Officio Member)



PLEASE NOTE: The Advisory Ballot is not a proxy, and at this time we are not asking you for a proxy and you are requested not to send us a proxy.

                              [LETTERHEAD OF JONS]

                                 JOHN BERBERIAN

Fellow Certified Member:

I am currently a member of Certified's Board of Directors where I serve on the Finance and Retail Development Committees. I also serve as a member of the Board of Grocers Specialty Company, Grocers General Merchandise Company and Grocers Equipment Company, three of Certified subsidiaries.

I am the owner and president of Jons Marketplace which operates 11 successful stores. Because it is a family-owned chain, I have acquired experience in all phases of retail operation.

Since my first store was opened in 1977, I have been an active member of Certified and have worked closely with them. As Jons Marketplace grew to 11 stores in a relatively short time, I have learned how valuable Certified is to its members and am sensitive to the many problems facing independents today.

I believe that my past experience as a Certified Board member will enable me to make a positive contribution to the Board. If reelected to the Board, I promise to continue to help maintain Certified as a strong wholesaler especially during these challenging economic times. I feel that with a strong organization we will be able to effectively compete in this market.

If you concur that Certified has the potential to become a stronger organization, then I solicit you to support me for election to the Board of Directors of Certified Grocers of California, Ltd.

Sincerely,

/s/ JOHN BERBERIAN
--------------------------------------
John Berberian

                              [LETTERHEAD OF JONS]

                                 JOHN BERBERIAN

Fellow Certified Member:

As you already know, I am campaigning for reelection to Certified's Board of Directors. I began in the retail grocery industry in 1977 and have developed my company into a successful eleven-store supermarket chain.

Over the past few years, I have made significant contributions toward several positive modifications at Certified in response to your overwhelming concerns. I am and will continue to be actively involved with Certified's policies and programs that will benefit all of us as members to enable ourselves to stay competitive during these difficult economic times. I believe that with your support and my past experience as a Board member, we can help keep Certified a strong wholesaler. Therefore, if you support a strong Certified organization, then I respectfully request that you vote for my reelection to the Board of Directors of Certified Grocers of California, Ltd.

Thank you.

Sincerely,

/s/ JOHN BERBERIAN
--------------------------------------
John Berberian
President

/sm

Dear Certified Member,

As a candidate for the Certified Board of Directors I felt it was necessary for me to write to you concerning my candidacy. The 200 words allowed in the candidates statement does not provide an ample opportunity for me to reintroduce myself or my objectives in running for the Certified Board, so that's the purpose of this letter. I think before you cast a vote for me or any other candidate for the board you deserve to know, why they are running, what their qualifications are, and what their ideology is, in relationship to Certified Grocers and the grocery industry. So, whether you vote for me or not please take a minute to consider the following information and ideas when you cast your ballot for the Certified Board.

I am 41 years old, a fourth generation Californian, and through marriage to my wife Mary Charles, represent a second generation grocery family in Bakersfield. I attended Kern County Schools and in 1984 I graduated from Cal State Bakersfield with a Bachelors of Science degree in biology. I started working in the grocery industry in 1978 and have operated the Green Frog Market as managing director since its founder, Charlie Everett, died in July of 1988. In 1988 Charlie Everett selected me to manage all of his businesses and after his death I managed the succession of our families' businesses to the next generation. I am a past president of, and currently on the board of directors for the Kern County Independent Grocers Association. I currently chair the business retention committee for the Kern County Council on Competitiveness for the county board of supervisors. As the owner of a union shop I was selected to serve and later chair the AFL-CIO round table for labor and management in Kern County. I am on the board of directors of the Cal State Bakersfield Roadrunners club. Our store is a member of the California Grocers Association and the Northern California Grocers Association.

My objective in running for the board of directors is that through my acquaintances within the industry I have been encouraged to continue a pursuit of a board membership at Certified. Quite frankly I am very willing to speak up and make sure all sides are heard when I am involved in business issues. I hope to bring that approach and the following perspectives to the Certified Board if I am elected to serve.

The company management is on the right track when it acknowledges that the smaller stores represent a significant and necessary part of Certified's volume, but our smaller stores don't necessarily represent the trends of the industry or even all of the independents. Certified as a wholesaler must compete against companies that are using larger formats of stores to drive their volume and profitability at their store owned warehouse level. Certified must be able to supply both the larger independent seeking growth and the smaller independents who are satisfied with their market position. We as retail owners of Certified must, in return, have high volume cost effective stores or lower volume highly efficient stores. For the smaller stores the only way this efficiency can be achieved is through improved technology and understanding at both the wholesale and, most importantly, the retail levels.

We as owners of Certified Grocers have to do our part at the retail level to make our company a more profitable entity. Certified should be the catalyst that brings the high volume multi-store, and the smaller volume single store independents into a profitable partnership and equilibrium. As a member of the board of directors at Certified Grocers, and a small grocer myself, I will work to bring that partnership and equilibrium between the diverse interests of the Certified membership. Above all please use your advisory ballot to select the people who you feel are going to be best able to direct your company, and should you feel that I am one of those people I welcome your comments and support.

                                          Sincerely yours,

                                          Scott Hair

                   [LETTER OF KOAMEX GENERAL WHOLESALE, INC.]

To:        Certified Member

From:      Yong H. Kim

Please allow me to introduce myself. My name is Yong H. Kim. I have been a member of Certified Grocers for the past 10 years. I am currently President and Chief Operating Officer of Koamex General Wholesale, Inc. We have been in business in the Los Angeles area for 18 years.

I have 8 years of export and import experience with the Pacific Rim and other Asian countries. I am actively involved in the growth of the Asian community in the Southern California area. The Asian community is the fastest growing population segment in Southern California.

I would like to share my knowledge and business contacts with all Certified members to help all of us grow our respective businesses.

/s/ YONG H. KIM
--------------------------------------
Yong H. Kim

                          [LETTERHEAD OF ALAMO MARKET]

                                                                         PHOTO

Dear Fellow Certified Member,

    My name is Jay McCormack and I have been serving you on the Certified board since 1992. I am writing to ask for your support in the upcoming board election.

    Over the past 3 years, I have worked with Certified's board and management to focus our company on 4 major objectives:

    1.  Reduce the cost of goods to the retailer.

    2.  Reduce Certified's expense as a percentage to sales.

    3.  Provide a reasonable patronage dividend return.

    4. Increase the independent market share through retail development and retail support.

I believe these strategies are critical to our future.

    I currently serve you as first vice-chairman of the board and I pledge to work very hard to insure our companies success. Please contact me at (619) 367-7216 with your comments or questions.

    Your vote is sincerely appreciated!

                                          Sincerely,

                                          Jay McCormack

                       EDWARD J. QUIJADA CAMPAIGN LETTER

December 19, 1996

Fellow Certified Member:

I am the Executive Vice President of Tresierras Bros. Corporation which recently celebrated its 52nd anniversary. My responsibilities include managing all aspects of this expanding family run business of four supermarkets and a bakery. Tresierras Bros. Corporation has always been a loyal member and strong supporter of Certified.

I can bring to Certified over 24 years of management experience including 16 years with TRW, Inc. Space and Defense and over 25 years of U.S. Navy experience. I am currently a Naval Reserve Supply Corps Captain (06) and the Commanding Officer of a 40 person Naval Reserve unit in San Diego which provides aviation supply support to the U.S. Naval Pacific Fleet's aircraft carrier and amphibious ready battle groups in the event of a contingency or war.

Excellence is needed from Certified for us to remain competitive and profitable. Although I believe good progress has been made these past two years to improve and streamline Certified's operation, much remains to be done. A good example is the strategic initiative called C3 known as "Certified's Commitment to Customers" which, in my view, was a major step in the right direction. Certified must be responsive and totally focused on satisfying the needs of all its members.

I have proven leadership skills plus the vision necessary to develop Certified's long term goals and objectives. In addition, I understand how to do the strategic planning necessary to achieve them. I have a Bachelors and Masters Degree in Business Administration from Loyola Marymount University.

I am confident my UNIQUE BACKGROUND, EDUCATION and PERSPECTIVE can help make a difference in making Certified a stronger, more efficient and effective organization. I firmly believe what we need on the Board are FRESH IDEAS and NEW WAYS of looking at problems and concerns. Finally, I am COMMITTED to helping Certified GROW because I believe this is necessary to ensure the members have an organization with the necessary strength to support them into the next millennium.

                                          Very Truly Yours,

                                          Edward J. Quijada
                                          Executive Vice President

                         [LETTERHEAD OF RANCH MARKETS]

Dear Fellow Member of Certified Grocers:

I, Mike Shalabi, have been nominated to run for office as a Member of the Certified Grocers Board of Directors. This letter is to ask for your vote.

Most of you already know me, or have heard of me; as a Member of Certified Grocers, as past President of Modern Independent Grocers (MIG), among other business oriented activities that give me the sense of values and understanding of your functions and problems and their ultimate and caring solutions.

However, it is your duty, your responsibility, to express yourself as an individual in voting for the person of your choice, and not allow someone else to substitute and usurp your rights by voting a proxy. I am asking for your vote so that I may represent and accurately reflect your needs and attitudes.

For a better and brighter future, I am asking you to mark your Ballot selecting Mike Shalabi as a Member of the Certified Grocers Board of Directors.

I sincerely thank you in advance for the privilege of being elected to serve you in this important office.

/s/ FARID (MIKE) SHALABI
--------------------------------------
Farid (Mike) Shalabi, President/CEO
R-Ranch Markets Corporate Group

December 1996

January 6, 1997

Dear Certified Grocers Member:

As a member of Certified Grocers, you are the reason for Certified Grocers' existence. The Board of Directors is there to serve its members.

I am running for re-election to the Board of Directors of Certified representing Northern California.

My third year serving on the Board of Directors of Certified has been exciting for me as well as for Certified. The programs to reduce costs, increase efficiency and accountability are working. Certified is on track to becoming an aggressive, efficient wholesaler. The future looks bright.

I feel that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators.

As a member of the Board of Directors of Certified, I will always work for you. You are the reason that Certified Grocers exists. If you have any questions or suggestions, please call me at (209) 625-9252.

Thank you for your support.

Sincerely,

Kenneth Young
Vice President

P.S. PLEASE VOTE AND SEND IN YOUR ADVISORY BALLOT BY FEBRUARY 7, 1997. You do not have to cast all 12 votes. Just vote for people that you feel would do a good job for you. You can send in your ballot even if you only vote for one person.

                           K E N N E T H    Y O U N G

January 6, 1997

Mr. Young is Vice President and a stockholder of Young's Markets, a family run company that has been a member of Certified Grocers since 1950 (46 years). Young's Markets operates five supermarkets and one convenience store located in Visalia and Bakersfield. Mr. Young has been involved in food retailing since 1960. Mr. Young is experienced in all phases of the business including operation, purchasing, advertising, personnel, accounting, data processing, and real estate.

Mr. Young holds a Masters Degree in Accounting from U.C.L.A. and a B.S. Degree from U.S.C.'s Food Distribution Program. (1967-1968) Mr. Young is an supporter of Future Business Leaders of America in high school and is now a professional member of FBLA. Mr. Young is married and has a son and a daughter both 19 years old (twins).

Mr. Young currently serves as a member of Certified's Board of Directors and is Chairman of the Audit Committee and is Chairman of Grocers Specialty Company, a subsidiary of Certified.

Mr. Young feels that an aggressive, efficient wholesaler is tantamount to the survival of the independent operators and vice versa. The wholesaler must provide products and services at competitive prices. Independent operators must support their wholesaler to maintain or increase the wholesaler's sales volume so that the wholesaler can operate more efficiently. A Co-op must be run like any other business, it must be run efficiently as possible to produce profits for its members.